EXHIBIT 23.1

We consent to the incorporation by reference in First Savings Financial Group, lnc.’s Registration Statements on Form S-8 (File Nos. 333-154417, 333-166430 and 333 -211554) of our report dated June 29, 2021 contained in this Annual Report on Form 11-K of First Savings Bank Employees’ Savings & Profit Sharing Plan for the year ended December 31, 2020.

New Albany, Indiana June 29, 2021